EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on October 15, 2008, but effective as of October 16, 2008 (“the Commencement Date”) by and between Synthesis Energy Systems, Inc., a Delaware corporation (the “Corporation”), and Kevin Kelly, (the “Executive”) under the terms and conditions set forth in this Agreement.

RECITALS:

WHEREAS, the Corporation desires to employ the Executive in the capacity hereinafter stated, and the Executive desires to enter into the employ of the Corporation in such capacity for the period and on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Corporation and the Executive as follows:

1.

Employment Period.  The Corporation hereby agrees to employ the Executive as its Controller, and the Executive, in such capacities, agrees to provide services to the Corporation for the period beginning on the Commencement Date and ending on the second anniversary of the Commencement Date (the “Employment Period”). The Employment Period will automatically renew for two additional one-year periods, unless not renewed by the Corporation or Executive. Such intent for non-renewal shall be communicated to the other party at least 60 days before the end of the Employment Period.

2.

Performance of Duties.  The Executive agrees that during the Employment Period, while he is employed by the Corporation, he shall devote his full time, energies and talents exclusively to serving in the capacity of the Corporate Controller, and in the best interests of the Corporation, and to perform the duties assigned to him by either the Chief Executive Officer or the Chief Financial Officer of the Corporation.  The Executive shall not, without prior written consent from the Company’s Chief Executive Officer (the “CEO”), which consent shall not be unreasonably withheld:

(a)

serve as or be a consultant to or employee, officer, agent or director of any corporation, partnership or other entity other than (A) the Corporation or (B) civic, charitable, or other public service organizations; or

(b)

have more than a five percent (5%) ownership interest in any enterprise other than the Corporation if such ownership interest would have a material adverse effect upon the ability of the Executive to perform his duties hereunder as determined in the sole discretion of the CEO; provided, however, the Executive shall (i) disclose to the Board of Directors of the Corporation (the “Board”) any 5% ownership interest in any enterprise, (ii) disclose any financial relationship or ownership (regardless of such percentage), with any supplier, customer or partner of the Corporation or any of its subsidiaries, and (iii) not cause a conflict of interest between the Corporation or any of

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its subsidiaries on the one hand and any supplier, customer or partner of the Corporation or any of its subsidiaries on the other hand.

3.

Compensation.  Subject to the terms and conditions of this Employment Agreement, during the Employment Period, while he is employed by the Corporation, the Executive shall be compensated by the Corporation for his services as follows:

(a)

Beginning on the Commencement Date, the Executive shall be entitled to an initial base salary of $16,000.00 per month (the “Base Salary”), payable semi monthly during the Employment Period (except that the salary to be paid during the first and last month of the Employment Period shall be on a pro rata basis determined by a fraction the numerator of which is the number of business days the Executive worked during such month and the denominator of which is the number of business days in such month) and subject to normal tax withholding.

(b)

For each fiscal year of the Corporation (the “Performance Bonus Period”), in addition to receiving the Base Salary, the Executive shall be entitled to a performance bonus (the “Performance Bonus”) if the Executive has met certain performance criteria which shall be set by the CEO in accordance with this Paragraph 3(b).  The CEO shall retain the discretion to determine the amount of the Performance Bonus; provided, however, the target Performance Bonus for the Executive shall be fifty percent (50%) of the Executive’s yearly Base Salary for meeting established criteria, but otherwise shall be at the discretion of the CEO.  The Corporation shall set the performance criteria as soon as practicable for such Performance Bonus Period (but in no event later than 30 days before the commencement of the Performance Bonus Period) and the Executive shall have the opportunity to meet with and discuss such criteria prior to the finalization of such criteria.  Upon completion of the performance criteria for the applicable Performance Bonus Period, such criteria shall be communicated to the Executive in writing.  If the Executive meets the performance criteria set out, the Corporation shall pay the Executive the earned bonus in connection with the payment of performance bonuses for other members of the Corporation’s management.

(c)

The Executive shall be entitled during the Employment Period, upon satisfaction of all eligibility requirements, if any, to participate in all health, dental, disability, life insurance and other benefit programs now or hereafter established by the Corporation which cover substantially all other of the Corporation’s employees located in the United States and shall receive such other benefits as may be approved from time to time by the Corporation.

(d)

The Executive shall be entitled to an annual paid vacation equal to three (3) weeks per year (as prorated for partial years), which vacation may be taken at such times as the Executive elects with due regard to the needs of the Corporation.

(e)

The Executive shall be reimbursed by the Corporation for all reasonable business, promotional, travel and entertainment expenses incurred or paid by the Executive during the Employment Period in the performance of his services under this Agreement: (i) provided that such expenses constitute business deductions from

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taxable income for the Corporation and are excludable from taxable income to the Executive under the governing laws and regulations of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) to the extent that such expenses do not exceed the amounts allocable for such expenses in budgets that are approved from time to time by the Corporation and are not in violation of the Corporation’s expense reimbursement policies; and (iii) provided that the Executive provides the Corporation with the corresponding expense reports in a timely manner consistent with the Corporation’s policies.  Notwithstanding the foregoing, in the event of extraordinary or unusual expenses, the Executive shall first obtain the CEO’s prior written approval prior to incurring such expenses.  In order that the Corporation reimburse the Executive for such allowable expenses, the Executive shall furnish to the Corporation, in a timely fashion, the appropriate documentation required by the Code in connection with such expenses and shall furnish such other documentation and accounting as the Corporation may from time to time reasonably request.

(f)

The Executive shall be entitled to participate in the Corporation’s Amended and Restated 2005 Incentive Plan, as amended (the “Plan”), pursuant to the terms and conditions set forth therein and the sole discretion of the Board.  In connection with the execution hereof, the Executive shall be granted options under the Plan to purchase 75,000 shares of the Corporation’s capital stock at an exercise price per share established as per the Plan as of the Commencement Date which options shall vest 25% of the shares on each of the first four anniversary dates after the Commencement Date, beginning on the first anniversary thereof.  In addition, the Executive shall be granted additional options to purchase 25,000 shares based on performance targets to be mutually agreed upon between the CEO and the Executive.  All options granted under this Paragraph shall be subject to a Stock Option Agreement to be entered into by and between the Corporation and the Executive.

4.

Restrictive Covenants.  The Executive acknowledges and agrees that: (i) the Executive has a major responsibility for the operation, development and growth of the Corporation’s business; (ii) the Executive’s work for the Corporation has brought his and will continue to bring his into close contact with confidential information of the Corporation and its customers; and (iii) the agreements and covenants contained in this paragraph 4 are essential to protect the business interests of the Corporation and that the Corporation will not enter into the Employment Agreement but for such agreements and covenants.  Accordingly, the Executive covenants and agrees to the following:

(a)

Confidential Information.  Except as may be required by the lawful order of a court or agency of competent jurisdiction, the Executive agrees to keep secret and confidential, both during the Employment Period and for five (5) years after the Executive’s employment with the Corporation terminates, all non-public information concerning the Corporation and its affiliates that was acquired by, or disclosed to, the Executive during the course of his employment by the Corporation or any of its affiliates, including information relating to intellectual property, customers (including, without limitation, credit history, repayment history, financial information and financial statements), costs, and operations, financial data and plans, whether past, current or planned and not to disclose the same, either directly or indirectly, to any other person,

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firm or business entity, or to use it in any way; provided, however, that the provisions of this paragraph 4(a) shall not apply to information that: (a) was, is now, or becomes generally available to the public (but not as a result of a breach of any duty of confidentiality by which the Executive is bound); (b) was disclosed to the Executive by a third party not subject to any duty of confidentiality to the Corporation prior to its disclosure to the Executive; or (c) is disclosed by the Executive in the ordinary course of the Corporation’s business as a proper part of his employment in connection with communications with customers, vendors and other proper parties, provided that it is for a proper purpose solely for the benefit of the Corporation.

(b)

Non-Competition. The Executive agrees that for the period commencing on the Commencement Date and ending on (x) the twelve (12) month anniversary of Executive’s termination if the Executive is terminated for cause or voluntarily resigns, or (y) on the first (1st) anniversary of the date of Executive’s termination if the Executive is terminated without cause or this Agreement is not renewed  pursuant to paragraph 1 hereof (the “Non-Competition Period”), the Executive shall not directly or indirectly, alone or as a partner, officer, director, employee, consultant, agent, independent contractor, member or stockholder of any person or entity (“Person”), engage in any business activity in the People’s Republic of China, the Republic of India, the United States of America or any other country in which the Corporation or any of its subsidiaries is then doing business, which is directly or indirectly in competition with the Business of the Corporation or which is directly or indirectly detrimental to the Business or business plans of the Corporation or its affiliates; provided, however, that the record or beneficial ownership by the Executive of five percent (5%) or less of the outstanding publicly traded capital stock of any company for investment purposes shall not be deemed to be in violation of this Paragraph 4(b) so long as the Executive is not an officer, director, employee or consultant of such Person.  The “Business” of the Corporation shall mean the actual or intended business of the Corporation during the Employment Period and as of the date the Executive leaves the employment of the Corporation, including, but not limited to, coal gasification and syngas production.  [As of the date hereof, the Business of the Corporation is to provide distributed power, utility services and coal gasification plant development, operations and maintenance based on coal gasification technology.  The restrictions set forth in this Paragraph 4(b) are not applicable to large scale public utilities that may have gasification operations, provided that these utilities do not utilize U-Gas or other low-Btu coal gasification technologies or the downstream products derived from these technologies.]  The Executive further agrees that during the Non-Competition Period, he shall not in any capacity, either separately or in association with others: (i) employ or solicit for employment or endeavor in any way to entice away from employment with the Corporation or its affiliates any employee of the Corporation or its affiliates; (ii) solicit, induce or influence any supplier, customer, agent, consultant or other person or entity that has a business relationship with the Corporation to discontinue, reduce or modify such relationship with the Corporation; nor (iii) solicit any of the Corporation’s identified potential acquisition candidates.

(c)

Non-Disparagement.  During the Employment Period and following any termination of employment with the Company for any reason, (a) Executive agrees not to, directly or indirectly, disparage either orally or in writing, the

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Company and any of its subsidiaries or joint ventures (the “Company Group”), any of the Company Group’s business, products, services or practices, or any of the Company Group’s directors, officers, agents, representatives, stockholders, partners, members, employees, or affiliates and (b) the Company agrees not to, directly or indirectly, disparage, either orally or in writing, the Executive.

(d)

Assignment of Inventions.

(i)

During and after Executive’s employment with the Corporation, Executive will promptly disclose, assign and transfer to the Corporation any right, title or interest in any inventions, designs, discoveries, works of authorship, creations, ideas, developments, improvements or software (collectively, “Inventions”), that Executive may have or acquire, in whole or in part, as a result of Executive’s employment by the Corporation.  This obligation applies to any Inventions that relate to the Business, whether or not the Inventions are created, originated, developed or conceived of by Executive solely or jointly with others, or during business hours or on personal time, and whether or not the Inventions are protected or protectable under applicable patent, trademark, service mark, copyright or trade secret laws.  Executive will transfer such Inventions free of all encumbrances and restrictions, and promptly take any action, including executing and delivering any documentation, deemed necessary by the Corporation to effectuate the transfer or prosecution of ownership rights in the United States and any other country as the Corporation may request.

(ii)

Notwithstanding anything else in this Agreement, Executive understands that this Paragraph 4(c) shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the Corporation was used and which was developed entirely on Executive’s own time, unless the invention (i) relates to the business of the Corporation or to the Corporation’s actual or demonstrably anticipated research or development or (ii) results from any work Executive performs or has performed for the Corporation.

(iii)

Executive acknowledges that any computer programs, documentation, works of authorship or other copyrightable works that Executive creates in whole or in part during Executive’s employment with the Corporation shall: (X) be considered “works made for hire” under Section 101 of the U.S. Copyright Act, 17 U.S.C. § 101; (Y) be considered confidential information under Paragraph 4(a); and (Z) be covered by Paragraph 4(a) above.

(e)

Remedies.  If the Executive breaches, or threatens to commit a breach of any of the provisions contained in Paragraphs 4(a),  4(b), 4(c) or 4(d) (the “Restrictive Covenants”), the Executive acknowledges and agrees that the Corporation shall have no adequate remedy at law and shall therefore be entitled to enforce each such provision by temporary or permanent injunction or mandatory relief obtained in any court of competent jurisdiction without the necessity of proving damages, posting any bond or other security, and without prejudice to any other rights and remedies that may be available at law or in equity.

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(f)

Severability.  If any of the Restrictive Covenants, or any part thereof, are held to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid or unenforceable portions.  Without limiting the generality of the foregoing, if any of the Restrictive Covenants, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereto agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, such provision shall then be enforceable.

5.

Termination and Compensation Due Upon Termination.  The Executive’s right to compensation for periods after the date the Executive’s employment with the Corporation terminates shall be determined in accordance with the following:

(a)

Termination Without Cause or Non-Renewal.  The Executive may be terminated without “cause” (as defined in Paragraph 5(c)) by the CEO or this Agreement may not be renewed by either party pursuant to paragraph 1 above.  In either event, the Corporation shall pay the Executive any compensation and benefits the Corporation owes to the Executive through the effective date of termination.  The Executive shall also be entitled to retain all stock options that have vested as of such date and any other vested benefits.  Additionally, in the case of a termination without cause, and conditioned upon the Executive’s voluntary execution of a written release (to be drafted and provided by the Corporation) of any and all claims, including without limitation any claims for lost wages or benefits, stock options, compensatory damages, punitive damages, attorneys’ fees, equitable relief, or any other form of damages or relief the Executive may assert against the Corporation, the Executive shall be entitled to receive all payment of his Base Salary (as of the date of termination date) in accordance with the provisions of Paragraph 3(a) for the remainder of the Employment Period; provided, however, that any such payments shall not be for less than twelve (12) months; and any unvested stock options described in paragraph 3(f) shall automatically vest as of the date of such termination.

(b)

Voluntary Resignation.  The Executive may terminate his employment with the Corporation for any reason (or no reason at all) at any time by giving the Corporation thirty (30) days prior written notice of voluntary resignation; provided, however, that the Corporation may decide that the Executive’s voluntary resignation be effective (i) immediately upon notice of such resignation, or (ii) or such period that is less than the 30-day period set forth in the Executive’s notice of resignation.  The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of Paragraph 3 for periods after the date on which the Executive’s employment with the Corporation terminates due to the Executive’s voluntary resignation.  However, for purposes of this paragraph 5, the Executive’s termination of employment with the Corporation shall not be construed as a voluntary resignation and shall be construed as “good reason” if the Executive resigns following the occurrence of one of the following events:

          (i) the relocation of the Executive’s office outside of the greater Houston, Texas metropolitan area; or

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          (ii) a material breach of any of the provisions of paragraph 3.

If the Executive terminates his employment with the Corporation for “good reason”, then the Executive shall be entitled to receive:

          (x) all payment of his Base Salary (as of the date of termination date) in accordance with the provisions of paragraph 3(a) for the remainder of the Employment Period; provided, however, that any such payments shall not be for less than twelve (12) months; and

          (y) any unvested stock options described in paragraph 3(f) shall automatically vest as of the date of such termination.

(c)

Termination for Cause.  The Executive may be terminated for cause.  The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of Paragraph 3 or otherwise for periods after the Executive’s employment with the Corporation is terminated on account of the Executive’s discharge for cause.  For purposes of this Agreement, the Executive shall be considered terminated for “cause” if he is discharged by the Corporation on account of the occurrence of one or more of the following events:

(iv)

the Executive’s engaging in activities which would constitute a breach of the Corporation’s code of ethics or any other applicable policies, rules or regulations of the Corporation, including, but not limited to, with respect to use of drugs or alcohol, trading in the Corporation’s common stock or reimbursement of business expenses;

(v)

the Executive discloses confidential information in violation of paragraph 4(a) and such disclosure has a material adverse effect on the Corporation, or engages in competition in violation of paragraph 4(b);

(vi)

the Corporation is directed by regulatory or governmental authorities to terminate the employment of the Executive or the Executive engages in activities that cause actions to be taken by regulatory or governmental authorities that have a material adverse effect on the Corporation;

(vii)

the Executive is indicted of a felony crime (other than a felony resulting from a minor traffic violation);

(viii)

the Executive flagrantly disregards his duties under this Agreement after (A) written notice has been given to the Executive by the Board that it views the Executive to be flagrantly disregarding his duties under this Agreement and (B) the Executive has been given a period of  ten (10) days after such notice to cure such misconduct;

(ix)

any event of egregious misconduct involving serious moral turpitude to the extent that, in the reasonable judgment of the Board, the

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Executive’s credibility and reputation no longer conform to the standard of the Corporation’s executives; or

(x)

the Executive commits an act of fraud against the Corporation.

(b)

Disability.  The Corporation may terminate Executive’s employment in the event that Executives becomes disabled so as to be unable to perform (with or without reasonable accommodation) Executive’s material job duties under this Agreement and remains so disabled for an aggregate period of six (6) months.  In the event that Executive is terminated due to disability, the Corporation shall pay the Executive any compensation and benefits the Corporation owes to the Executive through the effective date of termination, but the Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of Paragraph 3 for periods after the date the Executive’s employment with the Corporation terminates on account of disability, except payments due and owing through the effective date of termination including a pro-rata portion of the Performance Bonus described in paragragh 3(b).    The Executive, however, shall be entitled to retain all shares of stock that have vested as of such date.

(c)

Death.  In the event of Executive’s death, the Corporation shall pay to Executive’s estate any compensation and benefits the Corporation owes to the Executive through the date of Executive’s death, but the Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of Paragraph 3 for periods after the date of the Executive’s death. The Executive’s estate, however, shall be entitled to retain all shares of stock that have vested as of such date.

6.

Stock Options.  In the event of the termination of this Agreement (regardless of reason), and notwithstanding anything to the contrary contained herein, the Executive must exercise all vested stock options issued to the Executive pursuant to this Agreement within six (6) months after the effective termination date of this Agreement.

7.

Change in Control. A “Change in Control” shall be deemed to have occurred if in the context of a single event or series of related events, more than 50% of the voting power of the Corporation’s outstanding securities shall be acquired by any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than the shareholders of the Corporation as of October _, 2008. If a Change in Control and any Change in Control Qualifying Event (as defined below) shall occur, the Executive shall be permitted to terminate his employment within sixty (60) days of such Change in Control Qualifying Event (to the extent that such Change in Control Qualifying Event is not the termination of this Agreement by the Corporation as provided below). For purposes hereof, a “Change in Control Qualifying Event” shall include the occurrence of any of the following within one hundred eighty (180) days following the occurrence of the Change in Control: (i) a termination of this Agreement by the Corporation other than for Cause, (ii) a significant diminution, without mutual agreement of the parties, in the nature and scope of the Executive’s authority, power, functions or duties, (iii) the Corporation assigns to the Executive, without mutual

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agreement of the parties, substantial additional duties or responsibilities which are inconsistent with the duties of the Executive under this Agreement, or (iv) the Corporation’s requirement, without the Executive’s prior written consent, that the Executive perform the duties required of his under this Agreement at a home office location other than the greater Houston, Texas metropolitan area. Upon the occurrence of a Change of Control or a Change of Control Qualifying Event, all unvested stock options held by the Executive shall automatically vest on the effective date of the Change of Control, regardless of whether the Executive terminates his employment with the Corporation.

8.

Successors and Assignment.  This Agreement shall be binding on, and inure to the benefit of the Corporation and its successors and assigns and any person acquiring, whether by merger, consolidation, purchase of all or substantially all of the Corporation’s assets and business, or otherwise without further action by the Executive; provided however, that Executive hereby agrees to execute an acknowledgement of assignment if requested to do so by the successor, assign or acquiring person.  The Corporation may assign this agreement to any of its direct and indirect subsidiaries.

9.

Nonalienation.  The interests of the Executive under this Agreement are not subject to the claims of his creditors, other than the Corporation, and may not otherwise be voluntarily or involuntarily assigned, alienated or encumbered except to the Executive’s estate upon his death.

10.

Waiver of Breach.  The waiver by either the Corporation or the Executive of a breach of any provision of this Agreement shall not operate as, or be deemed a waiver of, any subsequent breach by either the Corporation or the Executive.

11.

Notice.  Any notice to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given when received or, when deposited in the U.S. mail, certified or registered mail, postage prepaid:

(a)

to the Executive addressed as follows:

Kevin Kelly

(b)

to the Corporation addressed as follows:

Synthesis Energy Holdings, Inc.

Three Riverway, Suite 300

Houston, Texas 77056

Attn:  David Eichinger

Tel:   (713) 579 - 0599

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Amendment.  This Agreement may be amended or canceled by mutual agreement of the parties in writing without the consent of any other person and no person, other than the parties hereto (and the Executive’s estate upon his death), shall have any rights under or interest in this Agreement or the subject matter hereof.  The parties hereby agree that no oral conversations shall be deemed to be a modification of this Agreement and neither party shall assert the same.

13.

Applicable Law; Jurisdiction.  The provisions of this Agreement shall be construed in accordance with the internal laws of the State of Delaware.  Harris County district courts shall have jurisdiction with regard to all matters relating to the interpretation and enforcement of this Agreement.

14.

WAIVER OF JURY TRIAL AND COSTS.  THE EXECUTIVE AND THE CORPORATION EXPRESSLY WAIVE ANY RIGHT EITHER MAY HAVE TO A JURY TRIAL CONCERNING ANY CIVIL ACTION THAT MAY ARISE FROM THIS AGREEMENT, OR THE RELATIONSHIP OF THE PARTIES HERETO AND THE PREVAILING PARTY IN SUCH ACTION SHALL BE ENTITLED TO RECOVER ITS ATTORNEYS’ FEES AND COSTS INCURRED TO ENFORCE ANY OF ITS RIGHTS HEREUNDER; PROVIDED, HOWEVER, THAT A PARTY SHALL NOT BE DEEMED A PREVAILING PARTY IN THE EVENT A TEMPORARY RESTRAINING ORDER OR A TEMPORARY INJUNCTION IS ISSUED IN FAVOR OF SUCH PARTY.

15.

Termination.  All of the provisions of this Agreement shall terminate after the expiration of the Employment Period, except that Paragraphs 4(a) and 4(c) shall survive for five (5) years after the expiration of this Agreement and Paragraph 4(b) shall terminate upon the expiration of the Non-Competition Period.

16.

Publicity.  Except as required by law, until the Commencement Date, neither the Corporation nor the Executive shall issue any press release or make any public statement regarding this Agreement.

*          *          *

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IN WITNESS WHEREOF, the Executive and the Corporation have executed this Employment Agreement as of the day and year first above written.

/s/ Kevin Kelly
Kevin Kelly
SYNTHESIS ENERGY SYSTEMS, INC.
/s/ David Eichinger
David Eichinger Chief Financial Officer

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